Exhibit 99.1

FEBRUARY 22, 2018 / FCN - Q4 2017 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - MD of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Kevin Damien McVeigh Deutsche Bank AG, Research Division - Head of Business and Information Services Company Research

Marc Frye Riddick Sidoti & Company, LLC - Research Analyst

Timothy John McHugh William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Tobey O’Brien Sommer SunTrust Robinson Humphrey, Inc., Research Division - MD

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting Fourth Quarter and Full Year 2017 Earnings Conference Call. As a reminder, today’s call is being recorded.

And now for opening remarks and introductions, I’ll turn the call over to Mollie Hawkes, Managing Director of Investor Relations at FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting, Inc. - MD of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s fourth quarter and full year 2017 earnings results, as reported this morning. Management will begin with formal remarks, after which we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our Form 10-K for the year ended December 31, 2017, and in our other filings filed with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliations.

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Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our fourth quarter and full year 2017 results.

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations website. To ensure our disclosures are consistent, these slides provide the same details as they have historically and, as I said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steve Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn our call over to President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie, and good morning to everybody on the call, and thank you all for joining this call.

As I think you saw this morning, our teams delivered an extraordinarily positive second half of 2017. The third quarter, I think everyone already knew, was strong. It’s now joined by a fourth quarter that was also powerful. And those 2 quarters together offset the weak first half of the year, leading us with — both with solid results for 2017 overall and strong momentum going into 2018. So a terrific second half of the year.

So I’d like to cast — remind back.

I’m sure most you on this call likely will remember the slow start to 2017. I’m hoping most of us also remember that we felt at that time the slow start was not reflective of the underlying reality of where our teams have taken this business: the strength of the positions, the competitive positions we’ve been creating around the world; the strength of our people in different businesses around the globe; the importance of the work we are doing in the marketplace; the marketplace receptivity to that work.

Rather, we as indicated during the first and second earning — quarter earnings calls, a lot of the issues in the first half of the year [felt] temporary. And based on that perception, even though we delivered first half 2017 adjusted EPS of only $0.75, after the second quarter, we maintained the then existing full year adjusted EPS guidance of $1.90 to $2.20, which, of course, if you do the math that I’m sure everybody on the call did the math, inherently meant we believe the second half was going to be substantially stronger. It was, and in fact, the reality of the second half was even stronger than we expected.

As is typically the case, even when our teams delivered, not all of our businesses are firing on all cylinders, and let me talk about 2 of them: Technology and Econ, both of them businesses that I have enormous confidence in and are — believe are fabulous businesses.

In Technology, I’m pleased to say we made real progress in 2017. The team there has been moving unbelievably fast, expanding our offerings, the addressable market, innovating and driving change. As a result, we did not see the declines we have seen in the prior years even in the face of some tough markets. But the business is not yet moving at a pace that it could contribute substantially to the success we had in the second half and the growth we saw in the second half.

And in Econ, we also happened to have a much weaker second half, and, in their case, compared to the first half of 2017 and the second half of 2016. And more important, the performance was weaker than the level we know this business can deliver. As most of the people on this call know, we have a great team in Econ. That’s in my opinion and, I believe, in the opinion of most people around the world, the leading group of economists in the world.

But even terrifically competitive businesses can and will, from time to time, have down quarters or half years given the large, event-driven nature of our business. But the reality that events and market forces can affect our business is always there. That is why the leadership team and I have

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been committed to making all of our businesses focused on realizing their full competitive potential, every one of them positioned to be overall long-term contributors to growth. Because if we have one or another that is hit by a temporary event or a market slowdown, we can, with strength in our other businesses, continue to deliver growth overall.

And that’s what happened in this second half of the year. Even with Tech and Econ lagging what we believe is their potential, we were able to deliver a strong second half.

So how did that happen? Essentially, it was for 3 reasons. First is a set of one-off tax items which are quite technical in nature, which I’ll allow Ajay to give more details on, but they clearly helped their 2017 tax rate considerably. And I’ll leave it at that until Ajay has a chance to talk to that.

The second is a topic that’s not one-off. It’s one that we discuss more, which is the strong use of cash.

This business has always been a good generator of cash. Over the last several years, we’ve put in place processes to ensure we not only generate that strong cash, we leverage those strong free cash flows in ways that support the overall growth of the enterprise and so contribute to EPS growth in a sustained way. If you look at your — our balance sheet, as I know many of you have, you’ll see that we have considerably less debt than we did just a few years ago, and almost every metric of our balance sheet looks about as good as it ever has. But even while being conservative, we’ve been able to use cash in ways that drive sustainable value creation.

This year, we used the cash to buy back shares, and we did so aggressively, particularly after the second quarter when the stock dropped. Those share buybacks have had big supportive effects in the second half of the year as our earnings come back, an effect that is going to continue into next year. So the second reason why our results were that strong was terrific cash use.

But to me, the third reason is far more important than either of the first 2. And that is what our teams are doing every day to drive a dual agenda, to meet a dual agenda that is the hallmark of what great professional services firms do, which is both that behind people and positions where you have a right to win and be willing to be aggressive in supporting prices where you know you have a market proposition that the market needs and we can deliver, as well as being tough on ourselves, looking aggressively at other places where we have less compelling arguments. Our teams continued that set of activities forcefully in 2017 on both fronts.

We talked last year about the fact that management was focused in attacking places where we haven’t proven we had a right to win and we are focused on either improving our offerings there and operations or rationalizing them through targeted headcount and real estate actions. And Ajay gave you a sense of some of the magnitude of those actions that we had taken, and we did that in 2017.

At the same time, we also continued the other side of that dual agenda. We added key hires and launched new offerings in attractive growth areas, including business transformation services, retail, our terrific transaction advisory business, data and analytics, our construction business, our cyber business, international arbitration, information governance and a number of others.

We acquired CDG Group not because the market was booming. To the contrary, we acquired CDG Group in the face of a slow restructuring market because in our experience, when great talent is available that you think will fit with your company, you need to jump on that opportunity. It was a strategic thrust to support our long-term goal of extending our leadership in Corp Fin and particularly on the company-side and interim management capabilities. As it turns out, the addition of Bob Del Genio and his team is already contributing to growth in the near term, which is a terrific bonus. But the decision to move there was one based on conviction of where we can take that business long term. And we do that sort of thought processes. Our teams are engaged in that thought processes across the world.

It is that dual focus of betting EBITDA and investing behind businesses and leaders where we have strong plans, right to win and strong propositions for the market and being tough on ourselves and being willing to take tough actions where we don’t, which is the core of how our teams are moving the company ahead.

The result was in the second half of the year, we not only had a better cost position, but, at the same time, we grow [to] improve revenues. And let me give you 3 examples of that.

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FLC had a better cost structure to subject — due to tough decisions the management team there were willing to make. But it’s also due to the investments made this year and the realization of investments made in prior years, we got revenue up 7% versus the first half of the year and almost double digit, 9%, compared to the second half of 2016.

Corp Fin, the leadership team was tough on positions where we didn’t have the appropriate approach and did took some significant rationalization activities where it was appropriate. But if you look, our overall cost structure did not go down because the investment opportunities we saw far exceeded the rationalization activity. Importantly, those actions, in turn, allowed our revenue to be up 16% versus the first half of the year and up 15% versus the second half of 2016 despite a very modest overall restructuring market.

Third example is Strat Comms, where, due to the slow start to the year, we delayed some of our more ambitious headcount growth. But even though that helped the financials, the more important driver of our results was that as we thought would happen, we were able to bring our revenue back to a growth trajectory, with second half revenues up 14% compared to the first half of the year and 7% compared to the second half of 2016.

Before I turn this over to Ajay, let me, with your permission, take the conversation up one level.

I believe we have a terrific management team at this point focused on unleashing the potential of this business. And the good news is that almost without the an exception, wherever our teams have focused enough energy, we find terrific people with ambition and strong enough positions that we have been able to take businesses that have been declining or flat and return them to growth. The issue we have faced over the last several years is that although we present this as a business with 5 segments, but in reality it’s more complicated. All of those segments have subsegments, sometimes 4 or 5, sometimes you can define it as 10, many of which have different competitive positions, sometimes fundamentally different competitive positions, around the world. So when you’re working through that, there is a lot of places to look. And as we are moving some parts of the businesses back to growth, it has been against the backdrop of other parts that we have not gotten to.

At our Investor Day, I think many of you were able to join it, you heard our management team talk about the fact that it feels like we have turned the corner, that we have looked at a number of places, we’ve taken hard looks, and we’ve returned a number of places to growth, places where we have optimism about the ability to continue growth.

Importantly, I’m hoping you heard that we have a management team that has a mental map to drive growth, profitable growth, as its core orientation. To me, the combination of the changes we have made and the mental map and the ambition and capability of that leadership team makes me feel we have now have the ability not only to drive good use of cash but also drive organic adjusted EBITDA growth on a sustained basis.

And in that sense, to me the most important thing about the second half of the year, about the results, is that those numbers start to validate these beliefs that we feel at the leadership level.

2017 is the third year in a row of sustained adjusted EPS growth. Given the volatility of the company, it’s only the second time in the history of the company we’ve had 3 years of sustained adjusted EPS growth.

Perhaps more important, the second half of this year was the largest growth in adjusted EBITDA year-on-year for almost a decade.

I’m not trying to argue we’re done with the job. I mean, I think you’re never done or close to done in professional services. I mean, our leadership team, our SMDs, our MDs, our professionals, need to continually challenge ourselves, fixing businesses which aren’t performing at the level we want, anticipating changes in the market, being creative in how we grow businesses that we think aren’t positioned well, investing in adjacencies, spotting talent in the market, challenging ourselves: Have we got it right? Or it looks good, have we really challenged ourselves adequately? And even if you do all that, there are always changes in end markets and client needs and make a difference. And even if you do all the right things, there can be idiosyncratic effects that drive slow quarters. But we have a lot of work to do and a lot of things to work through.

It does mean to me that I believe we are entering a new chapter in this company’s history, a chapter where I believe if we continually focus on the right things, we can and will use our cash wisely and begin to grow adjusted EBITDA on a sustained basis.

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Now obviously, those goals are important to the audience on this call, our shareholders, right? You’re here to make sure you invest your money in the right places and see a return on those results. Those goals are also powerfully important for our people, because if you can have both of those, you not only deliver strong shareholder returns, you also have the wherewithal to invest in growing and supporting ambitious people’s ambitions in ways that’s motivating, that attracts and supports the best professionals. And then you get into the virtuous move of professional services, where you have the money to support the ambitions of the people who are building the business and, therefore, driving the results.

That, to me, is the objective we have and is the path that I believe we are now on, which, in turn, will create a fabulously bright future for this company.

With that, let me turn this over to Ajay to give more details in the quarter, and then he and I look forward to your questions. Ajay?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve, and good morning, everybody. In my prepared remarks, I will take you through both our fourth quarter and full year results and provide you with our financial guidance for 2018, beginning with some highlights.

As Steve just discussed, our fourth quarter and the second half of the year results were much stronger than both the first half of this year and the second half of last year. We finished with a very solid fourth quarter, which resulted in full year 2017 performance above our expectations.

Revenues for 2017 of $1.808 billion were above our guidance range of between $1.775 billion and $1.8 billion.

2017 net income of $108 million compared to $85.5 million in the prior year and GAAP EPS of $2.75 compared to $2.05 in 2016.

Full year net income and GAAP EPS were impacted by 2 special items. We recorded a discrete net income tax benefit of $44.9 million resulting from the 2017 U.S. Tax Cuts and Jobs Act, or the 2017 Tax Act. This benefit consists of primarily of a $63.5 million reduction of tax expense relating to remeasuring our deferred tax liabilities at a new — at the new lower U.S. tax rate of 21%. This was partially offset by an $18.6 million tax expense resulting from the transition tax on our foreign earnings, which are deemed to be repatriated under the 2017 Tax Act. On a net basis, these items increased GAAP EPS for the fourth quarter by $1.19 and for the full year by $1.14.

The 2017 Tax Act benefit was partially offset by the pretax special charges of $40.9 million for the year, $10.8 million of which were recorded in the fourth quarter. These special charges reflect targeted headcount and real estate actions taken in 2017 and reduced GAAP EPS by $0.19 for the fourth quarter and $0.70 for the full year.

Excluding the 2017 Tax Act benefit and special charges, full year 2017 adjusted EPS were $2.32, up 3.6% compared to the prior year. Full year 2017 adjusted EBITDA of $192 million or 10.6% of revenues compared to $203 million or 11.2% of revenues in the prior year. Adjusted EBITDA in the second half of 2017 grew 45.6% from the second half of 2016 and 42.8% from the first half of 2017.

I want to point out that our effective tax rates in the fourth quarter and full year 2017 were lower than we expected, which partly contributed to adjusted EPS growth. We started the year expecting an effective tax rate of approximately 36% to 37% based on our expectation for geographic mix of earnings. If our effective tax rate for the fourth quarter and full year 2017 had been between 36% and 37%, as we had originally projected, this would have reduced adjusted EPS by approximately $0.12 and $0.23 for the fourth quarter and the full year, respectively.

At the segment level, our Forensic and Litigation Consulting, Corporate Finance & Restructuring and Strategic Communications segments rebounded strongly in the second half of the year versus first half. Both Economic Consulting and Technology were weaker in the second half versus the first half, but the weakness was more than offset by the strength in the other segments. Overall, we are really pleased with these results, which exceeded our expectations.

Now I will turn to our fourth quarter results in more detail by segment.

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In Corporate Finance & Restructuring, revenues of $130.5 million increased 15.2% compared to Q4 of 2016. The increase in revenue was primarily driven by growing demand for our core restructuring, business transformation and transaction services.

In addition to the restructuring engagements I mentioned last quarter, which continued to drive revenue in the fourth quarter, we had numerous new wins, supporting growth in the fourth quarter. We won these engagements despite the weak market for restructuring services we have faced all year. In fact, according to The Deal pipeline, bankruptcy filings over $250 million are down nearly 30% compared to 2016. Also worth noting, we got The Deal industry league tables for dollar value and number of cases in 2017. That’s the 10th consecutive year where we have earned this accolade.

Adjusted segment EBITDA was $25.8 million or 19.7% of revenues compared to $16.3 million or 14.4% of revenues in the prior year quarter. The year-over-year increase in adjusted segment EBITDA was primarily due to higher revenues with improved utilization.

Moving on to Forensic and Litigation Consulting or FLC. We were very pleased with the continued momentum of the business from the third quarter into the fourth quarter. Revenues of $120.9 million increased 14.6% compared to the prior year quarter. This was largely driven by increased demand for our global investigations, construction solutions and dispute services.

Adjusted segment EBITDA of $23.6 million or 19.5% of revenues more than tripled compared to the prior year quarter primarily due to higher revenues and improved utilization. It is also worth noting that adjusted EBITDA in the second half of 2017 of $46.2 million more than doubled compared to the second half of ‘16 and was up approximately 74% compared to the first half of ‘17. The second half strength in this business is a testament to the deep expertise and quality of our professionals across the globe and the investments you have made in growing this business over the last few years. In fact, we were recently recognized on Who’s Who Legal Investigations 2018 list as having the most forensic accounts with experts listed, more than any other firm globally.

Economic Consulting revenues of $121.1 million declined 6.4% compared to Q4 of 2016. The decrease in revenues year-over-year was primarily due to lower demand for antitrust services as we were up against tough comparisons after a record fourth quarter of 2016 for these services, which included several very large cases.

Adjusted segment EBITDA was $14.3 million or 11.8% of revenues compared to $19 million or 14.7% of revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily due to lower revenues and higher bad debt, which was partially offset by lower compensation costs.

Sequentially, we did see an uptick in this segment, both on the top and bottom line. This was driven by improvements across almost all of our business lines in North America and EMEA.

In Technology, revenues of $40.9 million declined 5.9% compared to Q4 of 2016. The year-over-year revenue decline was because of lower demand for managed review services related to the roll-off of legacy engagements, which was only partially offset by improved demand for our consulting services, including our new offerings such as our information governance, privacy and security services.

Adjusted segment EBITDA of $3 million or 7.3% of revenues compared to $5.6 million or 12.8% of revenues in the prior year quarter. The decrease in adjusted segment EBITDA was primarily because of lower revenues.

It is worth noting that segment operating income was up year-over-year as we realized a significant decline in depreciation compared to the prior year as we transitioned to our data centers to the cloud.

Lastly, in Strategic Communications, revenues of $54.3 million increased 8% compared to Q4 of 2016. Revenue was driven by improved demand for our public affairs and corporate reputation services across our EMEA region, with significant contributions from our teams in the U.K., France, Germany and Belgium.

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Adjusted segment EBITDA of $10.5 million or 19.4% of revenues compared to $8.4 million or 16.7% of revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues, which was only partially offset by higher compensation costs.

Sequentially, Strategic Communications also improved on both the top and bottom line.

At the end of the year, billable headcount for the company was largely flat while non-billable headcount decline 7.7% as we remained focused on maximizing efficiencies across our corporate functions.

SG&A expenses of $111.2 million were 23.8% of revenues and were $5.3 million or 4.6% lower compared to the fourth quarter of 2016, which was primarily due to lower travel, meals and entertainment expenses and lower compensation. This was partially offset by an increase in bad debt.

I will now discuss our cash flow statement and balance sheet.

Net cash provided by operating activities of $147.6 million for 2017 compared to $233.5 million for 2016. The year-over-year difference in operating cash flows was primarily due to increased compensation payments, which includes salaries, bonus and severance payments, and lower cash receipts. Cash receipts were lower due to the timing of revenue, with 2017 Q4 revenues being $26 million higher than 2016 Q4 revenues. In addition, in 2016, operating cash flows benefited from a significant DSO decline from 97 days to 91 days, while 2017 DSOs continued to be on par with the prior year at 91 days.

During the year, we spent $168 million on share repurchases. Despite these purchases, our net debt increased only $56.2 million to $210 million because of the strong free cash flows generated by the business.

Before I speak to our guidance for 2018, I want to address the expected impact of the 2017 Tax Act.

For 2018, we expect our effective tax rate to be between 28% and 31%. Our 2017 effective tax rate, excluding the impact of the 2017 Tax Act and special charges, was 29.4%. While we expect our 2018 effective tax rate to be comparable to our 2017 effective tax rate, excluding the impact of tax reform and special charges, we’re still very encouraged by the U.S. tax rate changes because over time, we expect to realize additional benefits.

Turning to our 2018 guidance. As usual, we are providing revenue, GAAP EPS and adjusted EPS for the year.

Starting with revenues. We estimate that revenues for 2018 will be between $1.825 billion and $1.875 billion.

We expect our GAAP EPS will be between $2.35 and $2.65.

We do not expect adjusted EPS to differ from GAAP EPS.

We expect earnings growth to come from EBITDA growth by organic means and the use of our free cash flows.

Our guidance is informed by several factors. We expect growth in both revenue and adjusted EBITDA across all segments, though we do not expect the rate of growth to be at the same level as we saw in the second half of 2017.

We expect an increase in corporate- and infrastructure-related expenditures. For example, upgrades to certain information technology systems and investments in cross-segment initiatives. These investments will be more weighted toward the second half of 2018.

Guidance also assumes we won’t have as much revenue generated from success fees compared to our record success fees in 2017. In particular, we currently do not expect our success fees to be as second half weighted as they were in 2017.

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So even though we do not provide quarterly guidance, given our momentum going into 2018 and the timing of expenses being more weighted towards the second half of 2018, we expect the first half of the year to be stronger than the second half of the year on both the top and bottom lines.

Before I close, I want to reiterate that we are delighted with our full year 2017 results. Our second half performance more than offset the weakness in the first half, and we have exceeded the upper end of our revised guidance range.

We believe we are a significantly stronger company today for 5 key reasons. Our brand and franchise have never been stronger. For example, in Corporate Finance & Restructuring and FLC, we are winning the marquee retail and investigations jobs.

Our cost structures and our cost disciplines are better today. We have reduced our non-billable headcount.

And in our segments, our leadership has strengthened and remains focused on growth with higher utilization. In many areas, we have built up our capability set. For example, we have introduced a whole set of new services like our cybersecurity and information governance capabilities.

We repurchased 11.1% of our total share count since the beginning of 2017. Our continued ability to generate free cash flow gives us flexibility to enhance shareholder value.

Last, we have delivered solid results even though the key macro drivers of our business, restructuring, M&A and disputes, are nowhere near their peaks.

With that, let me open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) We’ll take our first question from Kevin McVeigh with Deutsche Bank.

Kevin Damien McVeigh - Deutsche Bank AG, Research Division - Head of Business and Information Services Company Research

Steve or — can you give us a sense? I mean, to your point, like you’re clearly decoupling from historical fundamentals. And is there any way to maybe frame that? One thing I’ve always thought about is what percentage of the business is kind of distressed versus non-distressed. But if you look at the pace, you’re clearly outpacing that. Is there any way to just maybe bracket that within the context of the overall results, which were obviously very, very strong?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Thanks, Kevin. Thanks for the congratulations, and thanks for the question. Look, maybe let me try to answer it the way at least I think about it. And if it doesn’t answer your question, come back, okay?

Kevin Damien McVeigh - Deutsche Bank AG, Research Division - Head of Business and Information Services Company Research

Okay.

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Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Obviously, there are market forces that affect all of our businesses, as well as sort of random events whether you win the — 3 of the 4 big jobs or you win 1 of the 4 big jobs. To me, one of the issues was in our company, we’re too focused on that because those dramatically affect any quarter. But over any extended period of time, what matters is, are we are gaining share? Are we anticipating where the markets are moving, moving aggressively in the places where we can win when the markets are moving? And to me, if you do that, you become much less dependent on the restructuring boom to bail out your earnings. And when our management team has looked at that, we’ve been — we’ve seen that there were opportunities for adjacencies that we missed in the past, and we’re pretty focused on that. And so we’re also focused on saying, just riding our current share and riding the waves of the market isn’t adequate. And so in Corp Fin, I think, for example, Carlin might — but really our broader leadership team there has a lot of ambition and tough discipline. They’re not saying we’re going to go become something we can’t possibly be, but tough discipline around, look, where are the adjacent spaces we can be in? We’re not just a restructuring business, we have the right to work for companies that need costs out. We do merger integration work. We have deep industry expertise that creates opportunities for us to do other work. Where do we have a right to win? And how do we expand those services? And we’ve done that. And even in businesses that we are terrific in like Corp Fin & Restructuring in the U.S., Mike and the team have taken a hard look and said, we’re great in a lot of it, but where can we be better? And one of the reasons why we did the CDG deal is as strong as we are in company-side, and we do a whole lot of company-side deals, we have ambition to be better. And so to me, the sea change is, we have a management team that is focused on it’s not excuse to just say the market went up or down, it’s what are we going to do to have at least a formidable motor that plows through the waves even if they’re against us? Not to say that you’re — you can ignore it, that the waves don’t affect you, but let’s control more of our destiny. And I think that’s what’s starting to show up in the results. Did that address your question or I missed it, Kevin?

Kevin Damien McVeigh - Deutsche Bank AG, Research Division - Head of Business and Information Services Company Research

No, no, no, it did. And just along those same lines, because I think, to your point, it cycles both ways, right? And it sounds like from a staffing perspective, are you kind of where you need to be? And it sounds like you made some progress on the attrition as well. Are those fair statements?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, I think yes. Look, we made — we used up — we’ve been working on this now, look, for several years. But we’re a people business, and you work — you move carefully and you hope to make sure that — you don’t want to pull the plug on businesses if you feel like you can really drive them. Now the slow part of the first half of the year allowed us to really accelerate some conversations that we’ve been having for a while. And so we made a fair number of moves in the first half of this year. But it was really continuous — and then even a little bit at the end of the year as people finalized some thought processes that were started in the — earlier. So I think — I don’t feel like there are gaping holes, that there are gaping issues of major rationalization activity that we didn’t address this year. Now that’s different than saying you don’t have work to do. I mean, you constantly have to reevaluate. And we’re making bets on groups of people. And you don’t make a bet one quarter and pull the plug in another quarter, but nor do you stick with a bet for 10 years if it’s not working. And so this is a constant process. But I would say the catch-up element of that process, I would say, is largely behind us. Does that answer?

Kevin Damien McVeigh - Deutsche Bank AG, Research Division - Head of Business and Information Services Company Research

It does. And then just, if I could, one more real quick. How much were the success fees for — I guess, in the quarter and then just for all of ‘17? And was that mostly in the FLC?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So Kevin, I’m trying to move us away from overdependence on that number, but I will be responsive. So in fourth quarter, we were — there was no great success as we were along the averages. And the averages — we range from lows of $3 million to highs of $15 million in a quarter. We were around the $7 million, $8 million range in the fourth quarter, which is at the average. For the year, we were north of $35 million, which is as close to the highs that we get to it. And third quarter was exceptionally strong in success fees.

FEBRUARY 22, 2018 / FCN - Q4 2017 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

We do not expect that, that exceptionally strong performance will continue. We had one big catch-up success fee from a long time. So that’s an important part of our — the story for the next year, right.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Does that answer your question, Kevin?

Kevin Damien McVeigh - Deutsche Bank AG, Research Division - Head of Business and Information Services Company Research

It does. It does.

Operator

We will go next to Tim McHugh with William Blair & Company.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Guys, first is on Econ. You talked about achieving the full potential of that business. Did — I guess can you talk at all about the confidence that it’s a marketplace issue that they’ve been performing weaker lately? Or are there things happening in the business that, I guess, relate to execution and — or how they’re competing and so forth, I guess?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. It is hard to have a good data, external data. But I’ve had conversations with the folks in the business, and we don’t perceive a serious execution issue at all. Look, we have an incredible group of people there, and we also have good business leaders in those businesses. I — my belief at this point is this is either market driven or just the one-off sort of thing, the timing of the start of big jobs as well as whether we won or lost a specific big job in the quarter. I — we have not lost competitive position. I mean, we still have advantage — as people don’t allow me to use words that begin with a D, but a very strong position in most of our businesses. And look, there can be markets that come and go. I mean, there were delays in mergers in the fourth quarter, particularly some of the largest ones as there was uncertainty about regulatory policy. And — but to my sense, it’s not — most of those things have not gone away. They’ve been simply delayed. But delays on very big mergers, which is a place where we typically have disproportionate share, can affect that business’ results. So that’s what we believe is the case here, Tim. We don’t see anything fundamental. And I don’t have long-term fundamental concerns there.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Okay, great. And the — yes. Coming on the stronger first half given the momentum, is that tied to any particular segment more than the other ones in terms of the first half, second half outlook for 2018?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So Tim, I’m not going to get that specific. We expect all segments to do better in 2017 than they — in 2018 than they did in 2017. Look, mathematically, we’ve got to do better in the first half of next year than the first half of 2017. And we — you have good visibility into jobs as you enter into a quarter, about 60%, 70%. You have that visibility. And that momentum that we saw in Q4 continues into Q1. So that’s as much as I’m going to say.

FEBRUARY 22, 2018 / FCN - Q4 2017 FTI Consulting Inc Earnings Call

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Okay. And are you willing to talk about headcount turns and hiring expectations as you go across 2018 and just thinking about exiting the year at kind of — I guess it was flat to negative one kind of headcount growth? Do you need to ramp up hiring again to start to drive growth even more so than even 2018 but if you’re thinking 2019 and beyond?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well, let me just say one thing, Tim, and then I’ll let Ajay respond on the numbers, which is it is not a mistake last year for us not hiring. If you — you can get to flatter headcount growth by having 0 hires and 0 attrition or you can actually have substantial hires and substantial attrition. We did a fair amount of hard looks at businesses where we did not have — or that we did not believe we had the right positions or that — or for our geographies that were not critical for our future. We also hired aggressively in other places. So I just want to make sure that, that — the flat number isn’t misunderstood. Then Ajay, you want to address the numbers? Go, Ajay.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Tim, this is really important and feeding off of what Steve just said. We’re not going to give — and sure, we have budgets and models of a percentage headcount growth, et cetera, but the idea is growth with higher utilization. The idea is we will hire, absolutely we will hire. We have the wherewithal to increase — for example, in cybersecurity, we’ve hired considerably, and we will continue to do so, higher than that — yes, hire. And meanwhile, we have reduced headcount through actions of roughly 250 people in 2017. Where it makes sense, we will hire. Where it doesn’t make sense, we will not. And that’s how we were going to operate.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Okay. And then a last question, if I could, just the guidance. You commented, I think, on deploying cash flow. Have you assumed any additional acquisitions? Or — and what kind of for buybacks is embedded into the guidance?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Again, I will not give that level of specificity. We — our guidance is based on both growth in all our segments and use of our cash. The exact combination of those remains to be seen, of course. Now if you look at the scenarios and you have a lower end of guidance and higher end of guidance, then it assumes a combination of those 2 elements, and that’s as much I’ll say. We retain the flexibility. We have a balance sheet that can do all of the above.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner & Global Services Analyst

Okay. But it includes something you just want — you don’t want to specify or what — I guess how you’re using it? Is that fair?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

You can make your own assumptions, yes.

Operator

(Operator Instructions) We’ll go next to Tobey Sommer with SunTrust.

FEBRUARY 22, 2018 / FCN - Q4 2017 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

I was wondering if you could speak to your international infrastructure and how you feel about your current footprint as well as the utilization and leverage of it because you do have 5 segments and you’re not present — or those segments are present in every geography. So maybe you could talk to how you can leverage those and what your plans are.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes, thanks, Tobey. Look, I think the short answer is, it’s a place where we’ve made actually quite a substantial progress over the last several years. We don’t disclose as much detail as in the regional thing that it may not be so apparent in the numbers. But enormous amount of progress. So the upside and future of that is it’s got a — I guess it’s not endless because at some point, everything comes to an end. But it’s just huge. You’re right. Look, we have — we’ve been subscale in a lot of markets overseas. In some markets, we’ve only had one segment. In some markets, we have one segment where we’re scale and well known. In some markets, we have one segment and not known in those markets. And so what you have to do is to — is pick your shots and say like how do I get to scale in those markets and how do I grow those up? I would say the place where we made the most progress over the last several years is in Europe, which was a fairly stagnant business for a few years and has just — had just moved aggressively. And I think we do disclose the revenue numbers in Europe, right, and you can see that in the revenue move for Europe. Somebody will probably dig it out for me, for Ajay the exact numbers. But the last several years, we had moved the revenue considerably. The most important point is the point you’re making. As we had moved the revenue considerably, if you talk to our people out there, the sense of opportunity has only grown because we’ve just become a much bigger presence in those markets and we start to now have, for example, in the U.K., the phone rings as the default condition for dissatisfied, fabulous professionals in other places, where I’m not sure that happened 5 years ago, just because of the increased presence we have in each of our segments there but also the broadened presence in those — in — across segments. And I think, for example, in Europe, the leading professionals now know that FTI is growing rapidly and is succeeding. And if that’s — that feeds on itself, it becomes an attractive proposition in itself. And that’s what we’re trying to create in multiple places around the globe. And we’ve made real progress in Hong Kong, we’ve made real progress in Singapore. In some parts of our Australian market, we’ve made progress, not all parts of our Australian market. And we think hard about that. But the upside is enormous. And the issue is, it’s always dependent on getting a critical mass of A-plus talent. You have to start with a critical mass of A-plus talent or else you’re setting yourself on the wrong footprint. And so I have lots of places I would like to expand. We will not expand unless we can get the A-plus talent. But where we have found that, we’ve been willing to invest heavily. And so far, those investments usually cost us money in the first year because you pay a lot people for who have non-competes and so forth. But they’ve actually been big drivers of growth, and we see that potential continuing. Did that address your question, Tobey?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Sure. And Ajay, can you just repeat again the success fee total for the year?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

It’s just north of $35 million, Tobey.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay. And when you say in this part of guidance, success fees may be a little bit lower in 2018, is that a function of the backlog and the nature of the projects that you’re working on? Or how do you arrive at that statement and assumption?

FEBRUARY 22, 2018 / FCN - Q4 2017 FTI Consulting Inc Earnings Call

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Precisely, we know all the cases, we know where we said we have certain assumptions on what we might get or not. You can’t — you’ve seen certain probabilities and project that.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay. And then I’m curious on the tax rate. Could you comment as to why the ‘18 tax rate isn’t lower?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

No. I mean, this is what I tried to explain. It is complicated. So we’re saying 28% to 31%. We operate overseas. We operate in the U.S. And in 2017, we assumed that our effective rate will be between 36% and 37%, but the geographic mix of earnings was much more overseas than in the U.S. So even though the U.S. tax rate was significantly higher than the overseas tax rate, the blended tax rate came in much lower. Now in 2018, the U.S. tax rate has also fallen. And so now when you blend with the federal and state and all the rest of it, you get around 28% to 31%, which doesn’t look dramatically higher. It looks comparable to the rate we experienced in 2017 but for different reasons. I’ll put another way. Had we not gotten the tax rate reduction, our rate in 2018 under typical circumstances we would have expected will be back again to the 36%, 37%. So yes, there is a reduction from that level to the 28% to 31%. But year-over-year, it doesn’t appear to be a significant increase for us — a significant decrease for us. Does that answer...

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay. Then if — sure, sure. And then with respect to capital deployment, you did incur a little bit of debt as a result of the repurchase and the way you spent your free cash flow in ‘17. Is that an approach that we could expect over time where you’re returning capital to shareholders to repurchase a little bit more than your free cash flow generation in a given year? Could you frame your thought process on it?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Absolutely. So the answer is not necessarily. It depends on where the shares are at. So I — we would like to have a leverage ratio under 2.5x, and that’s where we would like to be. And so that, too, is important to us. But we generate enough cash flow that we can be aggressive in buying, as we’ve demonstrated this year. So that’s the framework.

Operator

We’ll take our next question from Marc Riddick with Sidoti.

Marc Frye Riddick - Sidoti & Company, LLC - Research Analyst

I was wondering if you could — and forgive me if I missed this because I missed a couple of minutes here and there. But I did want to check to see if you had addressed sort of the cadence of the quarter during the fourth quarter, particularly in the main segments. I just want to get a sense of if business sort of was uniform throughout the quarter or what that cadence looked like in times of the pickup in business utilization.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Do you mean cadence as in the months?

FEBRUARY 22, 2018 / FCN - Q4 2017 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes, I think. Look, we started to be strong in the second half of the year on most of our businesses, and that continued. I can’t tell you that we didn’t have a week that was deviating from it because of holidays or whatever that is. But our businesses in a second half of the year were performing well. There may have been a ramp-up sometime during the third for some of them, but there was no like one month off, one month on type of thing that I remember for our businesses in the fourth.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

And we don’t provide monthly results there. We just don’t.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Did that help, Marc, though?

Marc Frye Riddick - Sidoti & Company, LLC - Research Analyst

Yes, yes. No, that’s fair. It was just in the third quarter, the Corp Fin had ticked up faster than on the Forensic and Litigation side. And so it seems, though, Forensic really sort of kicked in, but I want just to get a sense. It seemed as though it was throughout, which is fine. The other thing I was wondering about is around sort of the pace of bill rate growth during the quarter, which was up across all 3 of the areas that you report. Wondering if you could sort of share a little bit of your thoughts on billing rate and sort of where you’re looking for that to go and some of the efforts that you’ve put into either pricing or if you’re really looking at that as just sort of a current revenue mix component that’s been beneficial.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

That’s a function of growth with higher utilization. When — that’s what you get when your folks are performing, they’re getting — like for example, in Corporate Finance, we not only got an increase in what you call restructuring or distressed businesses, but we — in our business transformation and transaction advisory, our growth rate was even greater. So tremendous performance all around, and that then equates to higher revenue per billable professional.

Operator

(Operator Instructions) And we have no further questions at this time. I would like to turn the call back over to our speakers for any additional or closing remarks.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well, thank you all for your time. And we’re excited about where the third and fourth quarter came out. As you can tell, we’re — I think our teams did a fabulous job. But I think for us, the best part of it is the fact that we believe we were creating a foundation — we are creating a foundation for the future of this company going forward. So thanks for your support.

Operator

And this concludes today’s call. Thank you for your participation. You may now disconnect.

FEBRUARY 22, 2018 / FCN - Q4 2017 FTI Consulting Inc Earnings Call

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